Exhibit 10.3

FIRST AMENDMENT TO

COBRA ELECTRONICS CORPORATION

SEVERANCE PAY PLAN

WHEREAS, Cobra Electronics Corporation, a Delaware Corporation (the “Company”), has heretofore adopted and maintains a severance pay plan titled the “Cobra Electronics Corporation Severance Pay Plan” (the “Plan”) for the benefit of “Eligible Employees” incurring a “Qualified Termination of Employment,” as those terms are defined in the Plan; and

WHEREAS, the Company desires to amend the Plan to conform to the requirements of section 409A of the Internal Revenue Code of 1986, as enacted by the American Jobs Creation Act of 2004;

NOW THEREFORE, pursuant to the power of amendment contained in Section 5 of the Plan, the Plan is hereby amended as follows with respect to persons receiving “Severance Pay,” as that term is defined in the Plan, after December 31, 2007:

1. The definition of the term “Qualified Termination of Employment” appearing in Section 2 of the Plan is amended by adding the following language at the end of that definition:

For purposes of determining whether a “Qualified Termination of Employment” has occurred, the employee’s employment with the Company has terminated only if the employee has a “separation from service” with the Company as defined and determined pursuant to section 409A of the Internal Revenue Code of 1986, as amended (the “Code” or “IRC”) and applicable regulations and other guidance promulgated by the Internal Revenue Service (the “IRS”). In other words, the term “termination of employment” and similar terms are intended for purposes of this Plan to have the same meaning as the term “separation from service” as defined and determined for purposes of IRC §409A. In addition, an employee’s termination of employment with the Company is an involuntary termination only if the termination is due to the independent exercise of the unilateral authority of the Company to terminate the employee’s services in situations where the employee is willing and able to continue performing services, all within the meaning of IRC §409A and applicable regulations and other guidance promulgated by the IRS or as otherwise provided by such regulations and guidance.

2. Section 3 of the Plan is amended by revising the seventh paragraph under the heading “Severance Pay Amount” to read as follows:

The Company makes payments of Severance Pay to an Eligible Employee on a weekly, bi-weekly or other basis to correspond with the regular payroll practices of the Company as applicable to that Eligible Employee prior to the Eligible Employee’s termination of employment. Payments of Severance Pay commence on the first day after the Eligible Employee’s termination of employment on which the Eligible Employee’s next regular pay day would have occurred if the employee had not terminated employment. The total amount of benefits provided to an Eligible Employee under the Plan is not to be increased as a result of payments being made on a bi-weekly or other basis. Notwithstanding the preceding sentences, if any applicable law provides that the release or waiver required to be signed by the Eligible Employee will be ineffective if executed or revoked by the employee prior to the end of a certain period and such period has not expired by the end of the date on which payment of Severance Pay would be made, such payment will be delayed until the expiration of such period and paid as soon as administratively practicable after the expiration of such period but not later than the 90th day following termination of employment as determined by the Company.

3. Section 3 of the Plan is amended by (i) revising the second sentence under the heading “Reduction or Termination of Severance Pay or Other Amounts” to add the following proviso at the end thereof and (ii) deleting the third sentence under that heading:

; provided, however, that (i) the reduction will only relate to debts of the employee incurred in the ordinary course of the employment relationship between the employee and the Company, (ii) the entire amount of the reduction in any calendar year will not exceed $5,000 and (iii) the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the employee.

4. Section 3 of the Plan is amended by revising the text under the heading “Restrictions Under Section 409A of the Code” to read as follows:

Restrictions Under Section 409A of the Code

The aggregate of the Severance Pay payments with respect to an Eligible Employee will not exceed the “IRC §409A Limitation Amount” which means two times the lesser of

(1) the sum of the employee’s annualized compensation based upon the employee’s annual rate of pay for services provided to the Company for the calendar year preceding the calendar year in which the termination of employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the employee had not terminated employment); or

(2) the maximum amount (which for 2008 is $230,000) that may be taken into account under a qualified plan pursuant to IRC §401(a)(17) for the calendar year in which the employee’s termination of employment occurs, all within the meaning of IRC §409A and applicable regulations and other guidance promulgated by the IRS or as otherwise provided by such regulations and guidance. The IRC §409A Limitation Amount will be reduced by the amount of any other amounts required by IRC §409A or applicable regulations or other guidance promulgated by the IRS to be aggregated with the Severance Pay for purposes of applying the IRC §409A Limitation Amount.

If the employee is a “specified employee” upon the employee’s termination of employment with the Company, as defined and determined pursuant to IRC §409A and applicable regulations and other guidance promulgated by the IRS, and if the Severance Pay will not be separation pay exempt from the six-month delay rule of IRC §409A and applicable regulations and other guidance promulgated by the IRS, then no payments of Severance Pay shall be made before the day that is six months after the day of the employee’s termination of employment. To the extent such payments are not made before such six-month anniversary day pursuant to the preceding sentence, such payments will be paid to the employee by the Company during the five-day period beginning on the first business day that is six months after the employee’s termination of employment. IRC §409A generally defines “specified employee” to include only 5% owners of the Company, 1% owners of the Company with annual compensation from the Company of at least $150,000, and officers of the Company with annual compensation from the Company of at least $135,000 (increased from time to time for cost-of-living adjustments).

In all events, Severance Pay payments will not continue beyond the last day of the second calendar year following the calendar year in which the employee’s termination of employment occurs.

5. Section 3 of the Plan is amended by replacing the first sentence of the text under the heading “Death While Receiving Severance Payments” with the following sentence:

If an Eligible Employee dies after receiving an award of Severance Pay and before the final payment of Severance Pay is made to him, the remaining payments will be made in one lump sum payment as soon as administratively practicable after such employee’s death, but not earlier than the first day following such employee’s death and not later than the 90th day following such employee’s death, to the beneficiary designated by the Eligible Employee or, if there is no such designated beneficiary that survives the Eligible Employee, then to the Eligible Employee’s surviving spouse or, if the Eligible Employee has no surviving spouse, then to the Eligible Employee’s estate.

6. Section 4 of the Plan is amended by revising the first sentence under the heading “Claims Procedure” to add the following proviso at the end thereof:

; provided, however, that such claim is filed within 90 days of the latest date upon which the payment could have been timely made to the employee or former employee in accordance with the terms of the Plan.

7. Section 4 of the Plan is amended by adding the following sentence at the end of the fourth paragraph under the heading “Claims Procedure”:

If the Committee determines that the employee or former employee is entitled to benefits pursuant to the Plan in an amount greater than those which he has received, such additional benefits shall be paid to such employee or former employee in a lump sum no later than the end of the first calendar year in which the Committee makes such determination.

8. Section 5 of the Plan is hereby amended by revising the text under the heading “Right to Amend or Terminate” to read as follows:

Right to Amend or Terminate

The Company reserves the right to, and will by action of its Board of Directors, at any time, without any necessary prior notice to or approval of any employee or former employee, amend or terminate the Plan in any particular manner; provided, however, that no amendment or termination will adversely affect the benefits or rights provided, or to be provided, under the Plan to an Eligible Employee in connection with an award of Severance Pay that occurs on or prior to the date on which the amendment or termination is adopted by the Company except to the extent that such amendment is necessary or desirable to comply with any requirement of IRC §409A or any applicable regulation or other guidance promulgated by the IRS.

9. Section 6 of the Plan is amended by revising the text under the heading “Governing Law” to add the following sentence at the end thereof:

Notwithstanding anything in the Plan to the contrary, the payments under the Plan are intended to be exempt from IRC §409A to the maximum extent possible under the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii). In all events, the Plan is intended to comply with the provisions of IRC §409A and shall be interpreted and construed accordingly.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized officers this 28th day of October, 2008.

/s/ Michael Smith
Michael Smith
Senior Vice President and Chief Financial Officer

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